SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.  20549


                                     FORM 8-K

                 CURRENT REPORT pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act of 1934

        Date of Report   (Date of earlier event reported)  October 28, 2003


                              COVEST BANCSHARES, INC.
               (Exact name of Registrant as specified in its charter)


              Delaware               0-20160               36-3820609
           (State or other      (Commission File No.)      (IRS Employer
            jurisdiction of                                 Number)
            Incorporation)


                  749 Lee Street, Des Plaines, Illinois    60016
               (Address of principal executive offices)  (Zip Code)

         (Registrant's telephone number, including area code)  847-294-6500



Item 5.  Other Events

On Tuesday, October 28, 2003, the Company issued a press release pertaining to third quarter 2003 results. The text of the press release is attached hereto as Exhibit 99.1.


Item 7.  Financial Statements and Exhibits

Exhibit 99.1   Third Quarter 2003 Earnings Release


                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2003


                          COVEST BANCSHARES, INC.



                          By:   /s/ JAMES L. ROBERTS
                                -----------------------------
                                James L. Roberts
                                President and
                                Chief Executive Officer


                          By:   /s/ PAUL A. LARSEN
                                -----------------------------
                                Paul A. Larsen
                                Executive Vice President and
                                Chief Financial Officer

CoVest Bancshares, Inc. Reports a Record Net Income and Earnings per Share for the Third Quarter of 2003.

DES PLAINES, IL. October 28, 2003 - CoVest Bancshares, Inc.'s (Nasdaq/COVB) Net income for the third quarter of 2003 was $1,770,000, up 4% over $1,708,000 for the same period in 2002, and up 4% over $1,707,000 for the second quarter of 2003. Basic earnings per share were $0.52, a 4% increase, compared to $0.50 for the same period in 2002. Diluted earnings per share were $0.50, a 4% increase, compared to $0.48 for the same period in 2002.

Return on average equity and return on average assets for the third quarter of 2003 were 13.94% and 1.17%, respectively, compared to 14.58% and 1.15% for the same quarter in 2002. Return on average equity and return on average assets for the second quarter of 2003 were 13.80% and 1.11%, respectively.

The Company's efficiency ratio (defined as total non-interest expense divided by the sum of net interest income and total non-interest income) for the third quarter of 2003 was 54.31%, compared to 53.86% for the same period in 2002. The Company's efficiency ratio for the second quarter of 2003 was 55.89%.
The goal for calendar year 2003 is to maintain an efficiency ratio at lower than 56%.

Net interest income for the third quarter of 2003 increased $144,000, or a 3% increase, compared to the same period in 2002, or a 3% decrease, compared to the second quarter of 2003. Net interest margin for the third quarter of 2003 was 3.59%, compared to 3.58% for the same period in 2002 versus 3.64% for the second quarter of 2003. The net interest spread for the third quarter of 2003 was 3.28%, a 3% increase, compared to 3.18% for the third quarter of 2002, or a 2% decrease, compared to 3.35% for the second quarter of 2003. The average yield on interest earning assets for the third quarter of 2003 was 5.47%, a 77 basis point decrease, compared to 6.24% for the same period in 2002. The average cost of interest bearing liabilities for the third quarter of 2003 was 2.19%, an 87 basis point decrease, compared to 3.06% for the same period in 2002. The decrease in the cost of average interest bearing liabilities exceeded the decrease in the yield on average interest earning assets. The increase in average non-interest bearing deposits by $4.2 million, or 13%, contributed to the improved interest margin.

The Company's total interest income (tax equivalent) on earning assets decreased 10% to $8,013,000 for the third quarter of 2003, compared to $8,930,000 for the same period in 2002. It was the Company's strategy since 2002 to concentrate in funding adjustable rate loans to minimize exposure to rising interest rates. The Company has been asset sensitive since February 2002. The Company's loan portfolio was comprised of 83% in adjustable/floating rate loans at September 30, 2003. The average balance of loans for the third quarter of 2003 increased 9% to $546.0 million, compared to $503.0 million for the same period in 2002. The biggest increase was in multi-family loans, which is mostly comprised of adjustable rate term loans with floors and prepayment penalties established upon origination. The Company repurchased $16.5 million of medium-term multi-family loan participations that have an average yield of 7.00%, in April 2003. Loan principal prepayments in the multi-family loan portfolio for the third quarter of 2003 totaled $13.3 million. Loan costs associated with loan prepayments, which are accounted for as reduction to interest income, amounted to $46,000 for the third quarter of 2003. The average yield on loans for the third quarter of 2003 decreased to 5.54%, a 115 basis point decrease, compared to 6.69% for the same period in 2002. The increased volume of loans partially offset the effect of income reduction from falling rates. In February 2002, the Company set a 5.00% floor on its home equity loan portfolio. The average balance of home equity and home improvement loans decreased 18% to $25.7 million for the third quarter of 2003, compared to $31.3 million for the same period in 2002. The Company's ALCO Committee at its May 2003 meeting approved the removal of the 5.00% floor, effective August 2003. The Company hopes that this change in pricing strategy will help to increase loan volume. The average balance of securities for the third quarter of 2003 decreased 43% to $39.5 million, compared to $68.9 million for the same period in 2002. The Company tries to limit its security purchases to cover collateral requirements for its borrowings and repurchase agreements. The average yield on securities for the third quarter of 2003 was 4.60%, a 14 basis point decrease, compared to 4.74% for the same period in 2002. Overnight investments averaged $2.2 million in the third quarter of 2003, a 68% decrease, compared to $6.8 million for the same period in 2002. The redeployment of funds to higher yielding loans contributed to a higher interest margin for the third quarter of 2003, compared to the same period in 2002 and the second quarter of 2003. Included in equity investments at the holding company are $1.9 million of trust preferred issues with fixed rates ranging from 6.75% to 10.00%.

Total interest expense for the third quarter of 2003 decreased 28% to $2,765,000, compared to $3,815,000 for the third quarter of 2002. The average balance of interest-bearing deposits was $446.3 million for the third quarter of 2003, an 18% increase, compared to $379.1 million for the same period in 2002. Money market accounts decreased 25% to $71.9 million and certificates of deposit decreased 20% to $134.7 million, while savings accounts increased 51% to $121.4 million. Until April 1, 2003, the relationship savings (with related checking accounts) rate was 2.25% while the regular savings (with no related checking accounts) rate was 1.75%. The decline in the average weekly money market account index to 1.05% for the second quarter and the reduced rates on short-term certificates of deposit caused customers to shift their deposits to savings accounts. In April 2003, the Company reduced the relationship savings rate to 1.50% and the regular savings rate to 1.00%. The relationship savings accounts totaled $95.5 million at September 30, 2003, compared to $97.7 million at March 31, 2003. The Company believes the new savings account pricing is still competitive in its market area. Purchased certificates of deposit increased 54% to $76.4 million for the third quarter of 2003, compared to $49.7 million for the same period in 2002. The cost of purchased funds for the third quarter of 2003 was 137 basis points less than that of the same period in 2002. The total cost of deposits for the third quarter of 2003 was 2.19%, 87 basis points less than the 3.06% for the same period in 2002. The average balance of borrowings for the third quarter of 2003 decreased 15% to $59.3 million, compared to $70.1 million for the same period in 2002. The average cost of borrowings for the third quarter of 2003 was 4.00%, 27 basis points less than 4.27% for the same period in 2002.

The provision for loan losses was $161,000 for the third quarter of 2003 versus $217,000 for the same period in 2002. The net charge-offs for the third quarter of 2003 were $160,000, compared to $16,000 for the same period in 2002. The ratio of net charge-offs to average loans for the third quarter of 2003 was 0.03%, compared to 0.00% for the same period in 2002. The ratio of allowance for loan losses to total outstanding loans at September 30, 2003 was 1.30%, compared to 1.32% at September 30, 2002.

On a quarterly basis, management of the Company meets to review the adequacy of the allowance for loan losses. Each loan officer grades his or her individual commercial credits and the Company's outsourced loan review function validates the officers' grades. In the event that the loan review results in a downgrade of the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e. collateral value is nominal, etc). Once the specific portion of the allowance is calculated, management then calculates a historical portion for each loan category based on loan loss history, current economic conditions and trends in the portfolio, including delinquencies and impairments. As a result of this analysis, management believes that the allowance for losses on loans at September 30, 2003 was at a level adequate to absorb probable incurred losses on existing loans, although there can be assurance that such losses will not exceed the estimated amounts.

Non-interest income for the third quarter of 2003 increased $79,000, or a 7% increase, compared to the third quarter of 2002. Loan charges and servicing fees decreased $12,000. An average of 489 loans was serviced in the third quarter of 2003, compared to 872 loans in the third quarter of 2002. Prepayment fees decreased 9% to $234,000 for the third quarter of 2003, compared to $258,000 for the same period in 2002. Loan prepayments for the third quarter of 2003 totaled 22 loans for $13.3 million, compared to 25 loans for $15.8 million for the same period in 2002. Mortgage banking fees for the third quarter of 2003 increased 56% to $318,000, compared to $205,000 for the same period in 2002. Other income for the third quarter of 2003 increased 42% to $91,000, compared to $64,000 for the same period in 2002.

Non-interest expense for the third quarter of 2003 increased $180,000, or a 5% increase, compared to the third quarter of 2002. Compensation and benefits increased $181,000 to $1,751,000, compared to $1,570,000. Incentive compensation on retail banking increased $6,000. Commissions increased $90,000 due to greater mortgage loan originations in the third quarter of 2003, compared to the same period in 2002. Bonus expense decreased $86,000. Payroll taxes increased $40,000. Group medical self-insurance increased $145,000, compared to 2002 due to medical insurance being accrued based on average insurance claims, compared to 2002 where accrual was based on maximum insurance claims. Post retirement expenses decreased $14,000 as the plan was frozen in 2002 and benefits will only be provided to current retirees. Education and training expenses increased $18,000. Occupancy and equipment expenses decreased $66,000 due to planned computer upgrades and the purchase of a replacement van being put on hold due to the pending merger. Data processing expenses increased $8,000. Other expenses increased $60,000.

The Company incurred $61,000 of merger related expenses in the third quarter of 2003, compared to $103,000 in the second quarter of 2003. No merger related costs were incurred in the third quarter of 2002. The second quarter expenditures were related to the terminated merger proposal, while the third quarter expenditures were evenly split between the terminated merger proposal and the proposed merger with First Midwest Bancorp, Inc.

Income tax expense increased $37,000 to $1,019,000 for the third quarter of 2003, compared to $982,000 for the same period in 2002. The effective tax rate was 37% for the third quarter of 2003, compared to 38% for the same period in 2002.

Total assets were $609.1 million as of September 30, 2003, compared to $608.9 million at December 31, 2002. Total liabilities remained relatively constant at $557.6 million as of September 30, 2003, compared to $560.3 million at December 31, 2002. Stockholders' equity increased 6% to $51.5 million as of September 30, 2003, compared to $48.6 million at December 31, 2002.

Cash and cash equivalents increased 53% to $11.6 million at September 30, 2003 from $7.6 million at December 31, 2002. The increase resulted from an increase in cash in banks to cover higher reserves and compensating balances.

Securities decreased 18% to $40.5 million as of September 30, 2003 from $49.2 million at December 31, 2002. In this low rate environment, the Company has tried to limit its investment security purchases to cover collateral requirements for its borrowings and repurchase agreements.

Net loans receivable increased 1% to $540.2 million as of September 30, 2003, compared to $535.0 million at December 31, 2002. The multi-family loan portfolio increased 12% to $283.9 million as of September 30, 2003, compared to $252.7 million at December 31, 2002. The Company repurchased $16.5 million of previously participated multi-family loans in April 2003. The multi-family loan portfolio is comprised of adjustable rate loans indexed to prime, the 91-day Treasury bill rate, and 1 year, 3 year and 5 year Treasury notes. The loans have floors and prepayment penalties established upon origination. The loan principal prepayments in the multi-family loan portfolio amounted to $48.2 million for the first nine months of 2003. Construction loans increased 1% to $55.0 million as of September 30, 2003, compared to $54.4 million at December 31, 2002. The increase in construction loans represented draws on previously approved commitments. The increases in multi-family loans and construction loans were offset by decreases in commercial loans by 5%, commercial real estate loans by 14%, mortgage loans by 8% and consumer loans by 18%. In the consumer loan portfolio, auto loans decreased 40% to $4.4 million as of September 30, 2003, compared to $7.3 million at December 31, 2002. Automobile manufacturers' low percentage rate loans continue to impact the new loan fundings.

Total deposits decreased 1% to $470.5 million as of September 30, 2003, compared to $473.6 million at December 31, 2002. Non-interest bearing checking accounts increased 9% to $36.6 million as of September 30, 2003, compared to $33.7 million as of December 31, 2002. Interest-bearing checking accounts increased 18% to $41.2 million as of September 30, 2003, compared to $34.8 million at December 31, 2002. Savings accounts increased 28% to $121.9 million as of September 30, 2003, compared to $94.9 million at December 31, 2002. In April 2003, the Company reduced its regular savings (with no related checking account) account rate from 1.75% to 1.00% and its relationship savings (with related checking account) account rate from 2.25% to 1.50%. The relationship savings accounts totaled $95.5 million at September 30, 2003, compared to $97.7 million at March 31, 2003. The Company believes that the savings account pricing is still very competitive in its market area. Money market accounts decreased 21% to $67.3 million as of September 30, 2003, compared to $85.4 million at December 31, 2002. The Company believes that the decrease in the average weekly money market account index rate to 1.06% caused the decrease in the accounts. The floor rate for money market accounts has been 1.00% since January 30, 2003. Certificates of deposit decreased 15% to $131.8 million as of September 30, 2003, compared to $156.0 million at December 31, 2002. Purchased certificates of deposit increased 5% to $70.0 million as of September 30, 2003, compared to $66.9 million at December 31, 2002. The Company uses brokered certificates primarily to extend the length of deposit maturities. A total of $11.1 million in brokered certificates of deposit with an average rate of 1.71% was purchased in the second quarter of 2003. There were no purchases of brokered deposits in the third quarter of 2003.

Total borrowings increased 6% to $79.1 million as of September 30, 2003, compared to $74.3 million at December 31, 2002. Short-term borrowings decreased 3% to $46.1 million as of September 30, 2003, compared to $47.4 million at December 31, 2002. At September 30, 2003, the Company had purchased $26.0 million of overnight borrowings. Long-term borrowings increased 22% to $33.0 million as of September 30, 2003, compared to $27.0 million at December 31, 2002. The Company entered into two FHLB fixed term advances for $3.0 million each, at a cost of 2.06% with a 3-year term, and 2.77% with a 5-year term during the second quarter of 2003.

Stockholders' equity totaled $51.5 million at September 30, 2003, compared to $48.6 million at December 31, 2002. The number of shares outstanding excluding unallocated Employee Stock Ownership Plan shares was 3,382,018 and the book value per common share outstanding was $15.23, a 12% increase over $13.62 book value at December 31, 2002.

On February 22, 2002, the Employee Stock Ownership Plan purchased 81,477 shares of CoVest Bancshares, Inc. common stock, held in the Company's treasury, for an aggregate purchase price of $1,500,000, or $18.41 per share. Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with contributions from the Company. $555,586 of principal plus interest has been repaid since the inception of the loan.

The Company announced its 26th stock repurchase program in March 7, 2003, enabling the Company to repurchase 100,000 shares of its outstanding stock. A total of 43,946 shares were repurchased at an average price of $26.74 through October 28, 2003.

At September 30, 2003, the allowance for loan losses was $7.1 million, compared to $7.0 million at December 31, 2002. The Company recognized net charge-offs of $596,000 for the nine months ended September 30, 2003. During this period, the Company recorded a $159,000 recovery on a multi-family loan which is currently in non accrual status. In June 2002, $159,000 was charged off on this loan. The loan will remain in non-accrual status pending a continuing overall improvement in the outstanding credit. The Company provided $676,000 to the allowance for loan losses for the nine months ended September 30, 2003. The ratio of the allowance for loan losses to outstanding loans at September 30, 2003 was 1.30%, the same level as at December 31, 2002. Management believes that the allowance for loan losses at September 30, 2003 was at a level adequate to absorb probable incurred losses on existing loans. However, there can be no assurance that such losses will not exceed estimated amounts.

At September 30, 2003, total non-performing loans amounted to $2,591,000, or 0.48% of net loans, compared to $5,967,000, or 1.12% of net loans at December 31, 2002. The ratio of non-performing loans to total assets was 0.79% at September 30, 2003, compared to 0.98% at December 31, 2002. The $3,016,000 commercial real estate loans in non-accrual status at December 31, 2002 were to related borrowers. $617,000 of this amount was charged-off in 2003, with the remaining amount on this credit relationship being transferred to other real estate owned and other assets when title was obtained. The $1,503,000 of non-performing multi-family loans consists of $276,000 of loans to related borrowers and loans of $191,000 and $1,036,000, respectively. The $1,036,000 loan was originally for $1,426,000 and $159,000 of this loan was charged off prior to its move to non-accrual status in June 2002. In June 2003, this loan was upgraded and the $159,000 that had been charged off was reversed and booked as recovery, with an increase in the balance of the loan to $1,036,000. The Company considered these loans in the September 30, 2003 analysis for allowance for loan losses. As of September 30, 2003, loans delinquent 90 days or more and still accruing amounted to $297,000. The $1,416,000 of commercial loans and $38,000 of consumer loans delinquent 90 days or more and still accruing at December 31, 2002 have been made current. The $14,000 that was commercial lease loan delinquent 90 days or more and still accruing at December 31, 2002 was charged-off in the first quarter.

The $661,000 other real estate owned at December 31, 2002 was sold in February 2003. The Company incurred $57,000 of expenses and a loss on the sale was $27,000, which was included as a reduction to other income. As indicated above, the Company transferred two non-accrual commercial real estate loans to related borrowers totaling $2,200,000 to other real estate owned in September when title was obtained.

Along with other financial institutions, management shares a concern for the outlook of the economy for the remainder of 2003 and beyond. A slowdown in economic activity has severely impacted several major industries as well as the economy as a whole. Even though there are numerous indications of emerging strength, it is not certain that this strength is sustainable. In addition, consumer confidence may be negatively impacted by the decline in equity prices. These events could still adversely affect cash flows for both commercial and individual borrowers, as a result of which, the Company could experience increases in problem assets, delinquencies and losses on loans.

PROPOSED MERGER

First Midwest Bancorp, Inc. and the Company jointly announced on September 11, 2003 the execution of a definitive agreement for First Midwest to acquire the Company. The merger is expected to be completed in the fourth quarter of 2003, subject to customary closing conditions, including regulatory approvals and approval by the Company's stockholders.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

* The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company's assets.
* The economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks.
* The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.
* The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company's assets) and the policies of the Board of Governors of the Federal Reserve System.
* The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.
* The inability of the Company to obtain new customers and to retain existing customers.
* The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.
* Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.
* The ability of the Company to develop and maintain secure and reliable electronic systems.
* The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.
* Consumer spending and saving habits which may change in a manner that affects the Company's business adversely.
* Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.
* The costs, effects and outcomes of existing or future litigation.
* Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.
* The ability of the Company to manage the risks associated with the foregoing as well as anticipated.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission. COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
                                          THREE MONTHS ENDED
                                       SEPT 30,        SEPT 30,
                                         2003            2002         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)          $5,248,000      $5,115,000           3%

   Net Income                         $1,770,000      $1,708,000           4%

   Per Share

      Basic                                $0.52           $0.50           4%

      Diluted                              $0.50           $0.48           4%

Key Ratios:

   Return on Average Assets                 1.17%           1.15%          2%

   Return on Average Equity                13.94%          14.58%         -4%

   Net Interest Margin                      3.59%           3.58%          0%

   Average Stockholders' Equity to
     Average Assets                         8.38%           7.90%          6%

Risk-Based Capital Ratios:

   Tier I

      Company                              12.0%           10.9%          10%

      Bank                                 11.3%           10.7%           6%

   Total

      Company                              13.3%           12.2%           9%

      Bank                                 12.6%           11.9%           6%

Common Stock Data:

   Cash Dividends Declared per Share       $0.08           $0.08           0%

   Book Value per Share                   $15.23          $13.97           9%

   Price/Earnings Ratio                    14.35x          10.99x         31%




COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
                                          NINE MONTHS ENDED
                                       SEPT 30,        SEPT 30,
                                         2003            2002         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)         $15,851,000     $15,924,000           0%

   Net Income                         $4,907,000      $5,001,000          -2%

   Per Share

      Basic                                $1.45           $1.46          -1%

      Diluted                              $1.37           $1.39          -1%

Key Ratios:

   Return on Average Assets                 1.08%           1.12%         -4%

   Return on Average Equity                13.16%          14.45%         -9%

   Net Interest Margin                      3.60%           3.68%         -2%

   Average Stockholders' Equity to
     Average Assets                         8.19%           7.74%          6%

Risk-Based Capital Ratios:

   Tier I

      Company                              12.0%           10.9%          10%

      Bank                                 11.3%           10.7%           6%

   Total

      Company                              13.3%           12.2%           9%

      Bank                                 12.6%           11.9%           6%

Common Stock Data:

   Cash Dividends Declared per Share       $0.24           $0.24           0%

   Book Value per Share                   $15.23          $13.97           9%

   Price/Earnings Ratio                    14.35x          10.99x         31%

















COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(Dollars in thousands, except
 per share data)

                                            SEPT 30, 2003        DEC 31, 2002
ASSETS                                      -------------        ------------
------------

CASH ON HAND AND IN BANKS                        $ 11,557            $  7,562

INTEREST BEARING DEPOSITS                              51                  17
                                                 --------            --------
   CASH AND CASH EQUIVALENTS                       11,608               7,579

SECURITIES:
   Securities Available-for-Sale                   32,419              41,489
   Federal Home Loan Bank and
      Federal Reserve Bank Stock                    8,120               7,681
                                                 --------            --------
TOTAL SECURITIES                                   40,539              49,170

LOANS RECEIVABLE:
   Commercial Loans                                53,750              56,799
   Multi-Family Loans                             283,900             252,766
   Commercial Real Estate Loans                    72,843              84,607
   Construction Loans                              55,045              54,404
   Commercial Leases                                  173                 522
   Mortgage Loans                                  49,676              54,037
   Consumer Loans                                  31,243              37,902
   Mortgage Loans Held for Sale                       712               1,026
                                                 --------            --------
      TOTAL LOANS RECEIVABLE                      547,342             542,063
   Allowance for Loan Losses                     (  7,118)            ( 7,039)
                                                 --------            --------
LOANS RECEIVABLE, NET                             540,224             535,024

ACCRUED INTEREST RECEIVABLE                         2,239               2,639
PREMISES AND EQUIPMENT                              8,224               8,824
OTHER REAL ESTATE OWNED                             2,200                 661
GOODWILL                                              958               1,084
MORTGAGE SERVICING RIGHTS                              66                 128
OTHER ASSETS                                        3,079               3,812
                                                 --------            --------
TOTAL ASSETS                                     $609,137            $608,921
                                                 ========            ========













See accompanying notes to unaudited consolidated financial statements




COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Continued)
(Unaudited)

(Dollars in thousands, except per share data)


                                             SEPT 30, 2003        DEC 31, 2002
                                             -------------        ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

LIABILITIES:
   Deposits:
      Non-Interest Bearing                       $ 36,609            $ 33,700
      Interest Bearing Checking                    41,254              34,836
      Savings Accounts                            121,864              94,885
      Money Market Accounts                        67,376              85,372
      Certificates of Deposit                     131,846             155,988
      Jumbo CDs                                     1,530               1,880
      Purchased CDs                                70,030              66,946
                                                  -------             -------
                                                  470,509             473,607
   Short-Term Borrowings and Securities
      Sold U/A to Repurchase                       46,087              47,370
   Long-Term Advances from Federal
      Home Loan Bank                               33,000              27,000
   Advances from Borrowers for Taxes and
      Insurance                                     3,232               5,587
   Accrued Expenses and Other Liabilities           4,810               6,771
                                                  -------             -------
TOTAL LIABILITIES                                 557,638             560,335

STOCKHOLDERS' EQUITY:
   Common Stock, par value $.01 per share;
      7,500,000 authorized shares; 4,403,803
      shares issued at 9/30/03 and 12/31/02
      respectively                                     44                  44
   Additional Paid-in Capital                      19,174              18,831
   Retained Earnings                               50,913              46,838
   Treasury Stock, 955,478 shares and
      923,422 shares, held at cost at 9/30/03
      and 12/31/02, respectively                  (18,061)            (16,603)
   Unearned ESOP shares                              (944)             (1,202)
   Accumulated Other Comprehensive Income             373                 678
                                                 --------            --------
TOTAL STOCKHOLDERS' EQUITY                         51,499              48,586
                                                 --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $609,137            $608,921
                                                 ========            ========










See accompanying notes to unaudited consolidated financial statements





COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands, except per
 share data)                                  THREE MONTHS ENDED   NINE MONTHS ENDED
                                               SEPT 30,  SEPT 30,  SEPT 30,  SEPT 30,
                                                 2003      2002      2003      2002
INTEREST INCOME                                -------   -------   -------   -------
   Loans and Leases Receivable                 $ 7,557   $ 8,114   $23,283   $25,396
   Mortgage-Backed and Related Securities            -        43         -       157
   Taxable Securities                              230       535       791     1,442
   Tax Exempt Securities                            36        55       125       181
   Other Interest and Dividend Income              173       155       497       467
                                               -------   -------   -------   -------
   Total Interest Income                         7,996     8,902    24,696    27,643
INTEREST EXPENSE
   Deposits                                      2,171     3,066     7,108     9,499
   Advances from Federal Home Loan Bank            551       697     1,663     2,112
   Other Borrowed Funds                             43        52       137       202
                                               -------   -------   -------   -------
   Total Interest Expense                        2,765     3,815     8,908    11,813
                                               -------   -------   -------   -------
NET INTEREST INCOME                              5,231     5,087    15,788    15,830
   Provision for Loan Losses                       161       217       676       853
                                               -------   -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                   5,070     4,870    15,112    14,977
NON-INTEREST INCOME
   Loan Charges and Servicing Fees                 236       248       630       689
   Loan Prepayment Fees                            234       258       817     1,213
   Mortgage Banking Fees                           318       205       778       473
   Deposit Related Charges and Fees                332       308       975       915
   Gain on Sale of Securities/Loans                  -        39        50       113
   Insurance and Annuity Commissions                14        24        62        47
   Other                                            91        64       119       185
                                               -------   -------   -------   -------
   Total Non-Interest Income                     1,225     1,146     3,431     3,635
NON-INTEREST EXPENSE
   Compensation and Benefits                     1,751     1,570     5,533     5,306
   Commissions and Incentives                      213       204       502       542
   Occupancy and Equipment                         435       501     1,358     1,458
   Federal Deposit Insurance Premium                20        19        58        60
   Data Processing                                 290       282       863       808
   Advertising                                     215       212       576       622
   Other Real Estate Owned                           -         5        24       278
   Amortization of Goodwill                         41        51       125       154
   Amortization of Mortgage Servicing Rights        19        20        62        65
   Other                                           522       462     1,604     1,425
                                               -------   -------   -------   -------
   Total Non-Interest Expense                    3,506     3,326    10,705    10,718
                                               -------   -------   -------   -------
INCOME BEFORE INCOME TAXES                       2,789     2,690     7,838     7,894
Income Tax Provision                            (1,019)     (982)   (2,931)   (2,893)
                                               -------   -------   -------   -------
NET INCOME                                     $ 1,770   $ 1,708   $ 4,907   $ 5,001
                                               =======   =======   =======   =======
Basic Earnings per Share                         $0.52     $0.50     $1.45     $1.46
Diluted Earnings per Share                       $0.50     $0.48     $1.37     $1.39

Total Comprehensive Income                     $ 1,482   $ 1,567   $ 4,602   $ 5,014





See accompanying notes to unaudited consolidated financial statements

COVEST BANCSHARES, INC.
AVERAGE BALANCE SHEET
The following table sets forth certain information related to the Company's average balance sheet.  It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. (Dollars in Thousands)



                                                               THREE MONTHS ENDED
                                     -------------------------------------------------------------------
                                                SEPT 30, 2003                    SEPT 30, 2002
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 54,516    $   650      4.77%    $ 52,789   $   784     5.94%
  Multi-Family Loans(A)(B)              274,334      3,674      5.36      223,746     3,500     6.26
  Commercial Real Estate Loans(A)(B)     75,878      1,048      5.52       77,859     1,220     6.27
  Construction Loans(A)(B)               56,503        827      5.85       50,908       891     7.00
  Commercial Leases(B)                      207          4      7.73          966        13     5.38
  Mortgage Loans(A)(B)                   51,955        891      6.86       55,483     1,017     7.33
  Consumer Loans (A)                     32,599        462      5.67       41,701       689     6.61
  Securities                             27,173        284      4.18       50,230       618     4.92
  Mortgage-Backed and Related
    Securities                                -          -         -        2,355        43     7.30
  Equity Investments                     10,231        168      6.57        9,533       128     5.37
  Other Investments                       2,243          5      0.89        6,802        27     1.59
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $585,639    $ 8,013      5.47%    $572,372   $ 8,930     6.24%
Non-Interest Earning Assets              19,945                            20,659
                                       --------                          --------
  TOTAL ASSETS                         $605,584                          $593,031
                                       ========                          ========
INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 40,450    $   131      1.30%    $ 32,031   $   107     1.32%
  Savings                               121,401        433      1.43       80,274       505     2.52
  Money Market                           71,920        191      1.06       95,950       402     1.68
  Certificates of Deposits              134,669        933      2.77      168,651     1,560     3.70
  Jumbo CDs                               1,529          5      1.31        2,197        12     2.18
  Purchased CDs                          76,356        478      2.50       49,687       481     3.87
  FHLB Advances                          46,630        551      4.73       61,065       697     4.57
  Other Borrowed Funds                   12,679         43      1.33        9,079        52     2.29
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $505,634    $ 2,765      2.19%    $498,934   $ 3,815     3.06%
Non-Interest Bearing Deposits            37,468                            33,282
Other Liabilities                        11,705                            13,960
                                      ---------                          --------
TOTAL LIABILITIES                      $554,807                          $546,176
Stockholders' Equity                     50,777                            46,855
                                       --------                          --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $605,584                          $593,031
                                       ========                          ========
NET INTEREST INCOME (Tax Equivalent)               $ 5,248                          $ 5,115
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.28%                           3.18%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.59%                           3.58%
                                                                ====                            ====
(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.


COVEST BANCSHARES, INC.
AVERAGE BALANCE SHEET
The following table sets forth certain information related to the Company's average balance sheet.  It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated.  (Dollars in thousands)



                                                                NINE MONTHS ENDED
                                     -------------------------------------------------------------------
                                                SEPT 30, 2003                    SEPT 30, 2002
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 54,227    $ 2,051      5.04%    $ 52,179   $ 2,321     5.93%
  Multi-Family Loans(A)(B)              264,493     10,932      5.51      226,853    10,785     6.34
  Commercial Real Estate Loans(A)(B)     80,739      3,528      5.83       79,323     4,128     6.94
  Construction Loans(A)(B)               55,093      2,423      5.86       51,352     2,785     7.23
  Commercial Leases(B)                      317         14      5.89        1,286        57     5.91
  Mortgage Loans(A)(B)                   53,303      2,810      7.03       56,152     3,147     7.47
  Consumer Loans (A)                     34,663      1,525      5.87       43,305     2,174     6.69
  Securities                             31,558        979      4.14       45,671     1,716     5.01
  Mortgage-Backed and Related
    Securities                                -          -         -        2,857       157     7.33
  Equity Investments                     10,013        471      6.27        9,357       366     5.22
  Other Investments                       3,373         26      1.03        8,519       101     1.60
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $587,779    $24,759      5.62%    $576,854   $27,737     6.41%
Non-Interest Earning Assets              19,469                            19,628
                                       --------                          --------
  TOTAL ASSETS                         $607,248                          $596,482
                                       ========                          ========
INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 37,268    $   358      1.28%    $ 30,591   $   304     1.33%
  Savings                               115,256      1,399      1.62       69,474     1,299     2.49
  Money Market                           75,887        647      1.14      102,023     1,307     1.71
  Certificates of Deposits              141,170      3,251      3.07      169,728     4,975     3.91
  Jumbo CDs                               1,743         21      1.61        4,961        96     2.58
  Purchased CDs                          72,558      1,433      2.63       53,658     1,518     3.77
  FHLB Advances                          52,777      1,662      4.20       64,396     2,112     4.37
  Other Borrowed Funds                   13,050        137      1.40       11,684       202     2.31
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $509,709    $ 8,908      2.33%    $506,515   $11,813     3.11%
Non-Interest Bearing Deposits            36,107                            32,135
Other Liabilities                        11,712                            11,671
                                      ---------                          --------
TOTAL LIABILITIES                      $557,529                          $550,321
Stockholders' Equity                     49,719                            46,161
                                       --------                          --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $607,248                          $596,482
                                       ========                          ========
NET INTEREST INCOME (Tax Equivalent)               $15,851                          $15,924
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.29%                           3.30%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.60%                           3.68%
                                                                ====                            ====
(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.